Exhibit 4.7

CHECK POINT SOFTWARE TECHNOOGIES LTD.

ADDENDUM – ISRAEL

TO THE RESTATED AND AMENDED 1996 SECTION 1O2 SHARE OPTION PLAN

1.	GENERAL

1.1	The provisions specified hereunder shall form an integral part of the restated and amended 1996 section 102 share option Plan of Check Point Software Technologies Ltd. (hereinafter: the “Plan”), which applies to the issuance of Options to purchase Shares of Check Point Software Technologies Ltd. (hereinafter: the “Company”). Any requirements provided in this Addendum (the “Addendum”) shall be in addition to the requirements provided in the Plan and in the applicable Option Agreement. In any case of contradiction, whether explicit or implied, between the provisions of this Addendum, the Plan and the applicable Option Agreement, the provisions set out in this Addendum shall prevail.

1.2	This Addendum shall apply only to Optionees who, at the time of Option grant, are residents of the State of Israel or deemed to be Israeli residents for tax purposes and to Options granted as of January 1, 2003. For the avoidance of doubt, this Addendum does not add to or modify the Plan in respect of any other category of Optionees.

1.3	Any capitalized terms not specifically defined in this Addendum shall be construed according to the interpretation given to them in the Plan or in the applicable Option Agreement.

2.	DEFINITIONS

2.1	“Applicable Laws” means any applicable Israeli tax laws, Israel’s securities laws and any other applicable Israeli law.

2.2	“Approved 102 Option” means an Option granted pursuant to Section 102(b) of the Ordinance and held in trust by a Trustee in accordance with the provisions of the Ordinance.

2.3	“Capital Gain Option” or “CGO” means an Approved 102 Option elected and designated by the Company to qualify under the capital gain tax treatment in accordance with the provisions of Section 102(b)(2) of the Ordinance.

2.4	"Controlling Shareholder" shall have the meaning ascribed to it in Section 32(9) of the Ordinance.

2.5.1	“Employee” means a person who is employed by an Employer, including an individual who is serving as a director or an officer, but excluding any Controlling Shareholder in Employer.

2.6	“Employer” means the Company and any other Israeli entity that is controlled by the Company as defined in section 32(9) of the Ordinance and any Israeli entity that is under common control as defined in section 32(9) of the Ordinance as the Company.

2.7	“ITA” means the Israeli Tax Authorities.

2.8	“Non-Employee”means (i) a person or entity that acts as a consultant, adviser, service provider to an Employer, provided that such person is not an Employee or (ii) Controlling Shareholder in Employer who is employed by an Employer or (iii) any other person or entity that is not an Employee.

2.9	“Ordinary Income Option” or “OIO” means an Approved 102 Option elected and designated by the Company to qualify under the ordinary income tax treatment in accordance with the provisions of Section 102(b)(1) of the Ordinance.

2.10	“102 Option” means any Option granted to Employees pursuant to Section 102 of the Ordinance.

2.11	“3(i) Option”means an Option that does not contain such terms as will qualify it for the special tax treatment under Section 102.

2.12	“Ordinance”means the Israeli Income Tax Ordinance [New Version] 1961 as now in effect or as hereafter amended and regulations, rules and orders of procedure promulgated thereunder from time to time.

2.13	“Section 102”means section 102 of the Ordinance as now in effect or as hereafter amended from time to time.

2.14	“Trustee”means a trustee appointed by the Board or the Committee pursuant to the requirements of Section 102 that has executed a trust agreement with the Company or a relevant Employer.

2.15	“Unapproved 102 Option” means an Option granted pursuant to Section 102(c) of the Ordinance and not held in trust by a Trustee.

3.	DESIGNATION OF OPTIONS PURSUANT TO SECTION 102

3.1	Employees may only be granted 102 Options; and (ii) Non-Employees may only be granted 3(i) Options.

3.2	The Board or the Committee may designate Options granted to Employees pursuant to Section 102 as Unapproved 102 Options or Approved 102 Options.

3.3	Approved 102 Options may either be classified, in advance, by the Board or the Committee as Capital Gain Options or Ordinary Income Options.

3.4	The Company’s election of the type of Approved 102 Options as CGO or OIO (the “Election”), shall be appropriately filed with the ITA at least thirty days before the first grant of an Approved 102 Option pursuant to such Election, or as otherwise authorized by the ITA, and shall remain in effect until the end of the subsequent year following the year during which an Employee was first granted such grant after the Company’s previous Election, if any. During the period indicated in the sentence above, the Company may grant only the type of Approved 102 Option it has elected, and the Election shall apply to all Optionees who were granted Approved 102 Options during the period indicated herein, all in accordance with the provisions of Section 102(g) of the Ordinance. For the avoidance of doubt, such Election shall not prevent the Company, subject to the Board’s or the Committee’s sole discretion, from granting, at all times, Unapproved 102 Options to Employees or 3(i) Options to Non-Employee. The designation as to the type of Option granted to each Optionee shall be specified in each Option Agreement.

3.5	All Approved 102 Options must be held in trust by a Trustee, as described in Section 4 below.

3.6	For the avoidance of doubt, the designation of Unapproved 102 Options shall be subject to the terms and conditions set forth in Section 102 of the Ordinance.

3.7	If the requirements for Approved 102 Options are not met, then the Approved 102 Options shall be deemed to be Unapproved 102 Options, all in accordance with the provisions of Section 102.

4.	TRUSTEE

4.1.1	All Approved 102 Options, Shares issued upon exercise of such Approved 102 Options and other Shares received subsequently following any realization of rights in connection with such Options or Shares and all rights attached to any of the shares described above or Approved 102 Options, including without limitation bonus shares, shall be allocated or issued to the Trustee and held for the benefit of the Optionee for such period of time as required by Section 102 (the “Section 102 Period”). All of the rights attached to Approved 102 Options and Shares issued upon exercise thereof, including without limitation dividends in shares, shall be subject to the same tax treatment as the treatment to which such Options are subject to. During the Section 102 Period, an Employee may not transfer the Approved 102 Options or Shares issued upon exercise thereof from the Trustee to himself or herself or sell such options or shares while they are held by the Trustee. At any time thereafter each Optionee may require (but shall not be obligated to require) the Trustee to sell or transfer to the Optionee such Approved 102 Options or any Shares issued upon exercise of such Approved 102 Options; provided that (1) such transfer is in compliance with all applicable securities laws, and (2) (i) such Optionee has deposited with the Trustee an amount of money which, in the Trustee’s opinion, is necessary to discharge such Optionee’s tax obligations with respect to such Approved 102 Options, or Shares issued pursuant to the exercise of such Approved 102 Options, or (ii) the Trustee has received an acknowledgment from the Israeli tax authorities that the Optionee has paid any applicable tax due pursuant to the Ordinance, or (iii) the Company has made other arrangements for the deduction of tax at source acceptable to the Trustee, or (iv) upon the sale by the Trustee of any securities held in the Trust, the Company or the Trustee have withheld from the proceeds of such sale all applicable taxes, has remitted the amount withheld to the appropriate Israeli tax authorities, has paid the balance thereof directly to such Optionee, and has reported to such Optionee the amount so withheld and paid to such tax authorities.

4.2	Notwithstanding anything to the contrary, the Trustee shall not release any Approved 102 Options which were not already exercised by the Optionee or release any Shares issued upon exercise of Approved 102 Options prior to the full payment of the Optionee’s tax liabilities arising from Approved 102 Options which were granted to the Optionee and/or any Shares issued upon exercise of such Approved 102 Options.

4.3	Notwithstanding anything to the contrary, the Trustee shall not make any transaction or take any action with respect to Approved 102 Options or Shares issued upon exercise thereof, will not transfer, assign, release, pledge, mortgage voluntary or grant in connection therewith any proxy or assignment deed, whether immediately effective or effective at a future date, other than by will or by operation of law, until after the full payment of the Optionee’s tax liabilities arising from the grant of such Options or their exercise, release, or transfer by the Trustee or after guaranteeing the payment of said taxes. If such Options or Shares have been transferred by will or by operation of law, the provisions of Section 102 will apply with respect to heirs or the transferees of the Optionee or Shareholder, as the case may be.

4.4	Upon receipt of Approved 102 Option, the Optionee shall sign an undertaking to release the Trustee from any liability in respect of any action or decision duly taken and bona fide executed in relation with the Plan and this Addendum, or any Approved 102 Option or Shares granted to the Optionee thereunder.

5.	FAIR MARKET VALUE FOR TAX PURPOSES

Subject to Section 102 and any amendment thereto, If at the Date of Grant of a CGO, without derogating from any provisions of the plan and solely for the purpose of determining the tax liability, the Company’s shares are listed on any established stock exchange or a national market system or if the Company’s shares will be registered for trading within ninety (90) days following the Date of Grant, the fair market value of the Shares at the Date of Grant shall be determined in accordance with the average value of the Company’s Shares on the thirty (30) trading days preceding the date of grant or on the thirty (30) trading days following the date of registration for trading, as the case may be.

6.	RESTRICTIONS ON ASSIGNABILITY AND SALE OF OPTIONS

Notwithstanding anything herein to the contrary, as long as Approved 102 Options or shares issued upon exercise thereon are held by the Trustee, all rights which the Optionee possesses pursuant to such Options or Shares can not be transferred, assigned, pledged or mortgaged by the Optionee voluntarily, other than by will or by operation of law.

7.	INTEGRATION OF SECTION 102 AND TAX COMMISSIONER’S PERMIT

With regards to Approved 102 Options, the provisions of the Plan, this Addendum and any applicable Option Agreement shall be subject to the provisions of Section 102, and the said provisions shall be deemed an integral part of the Plan, this Addendum and the applicable Option Agreement.

8.	DIVIDEND

During the period in which Shares issued to the Trustee on behalf of an Optionee upon exercise of an Approved 102 Option, are held by the Trustee, any dividends payable in securities that are declared on Approved 102 Options or on Shares held by the Trustee shall be (i) subject to the provisions of Section 102 and the provisions of this Addendum and (ii) shall be held in trust by the Trustee.

9.	TAX CONSEQUENCES

9.1	To the extent permitted by applicable law, any tax consequences arising from the grant or exercise of any Option, the payment for Shares subject to any Option, the release or transfer of Shares by the Trustee or from any other event or act (of the Company, its Subsidiaries, the Trustee or the Optionee), hereunder, shall be borne solely by the Optionee. The Company, its Subsidiaries, and/or the Trustee (if applicable) shall withhold taxes according to the requirements under the Applicable Laws, rules, and regulations, including withholding taxes at source. Furthermore, the Optionee shall agree to indemnify the Company and its Subsidiaries and/or the Trustee and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Optionee.

9.2	The Board or the Committee and/or the Trustee shall not be required to release any Share certificate to an Optionee until all required payments have been fully made.

9.3	Without derogating from any other provision in this Addendum, in the event that Employee’s employment with an Employer has ceased and such Employee was granted an Unapproved 102 Option pursuant to Section 102 (c)(2) of the Ordinance, then upon such termination of employment such Employee shall be required to deposit with the Company an amount of money or such guarantee which is necessary to discharge such Employee’s tax obligations with respect to such Unapproved 102 Option.

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